Exhibit 99.1
For immediate release
For Further Information:
David E. Bowe, President & CEO, Ascendant Solutions, Inc.
(972) 250-0903

Ascendant Solutions, Inc. Announces Third Quarter Fiscal 2006 Results

Dallas (November 13, 2006) - Ascendant Solutions, Inc. (ASDS:OB) (the “Company”) today announced its financial results for its third quarter ending September 30, 2006 which included a 0.3% decrease in consolidated revenues which were $11,983,000 as compared to revenues of $12,023,000 for the third quarter of 2005. The Company reported a consolidated net loss of $187,000, a $495,000 reduction to the Company’s third quarter 2005 net loss of $682,000. These results represent a net loss per share of $0.01 for the third quarter ended September 30, 2006 compared to a net loss per share of $0.03 for the third quarter of 2005. In addition, the Company reported consolidated EBITDA of $208,000, a $241,000 increase as compared to a consolidated EBITDA loss of $33,000 in the same quarter of 2005. (See the attached table for a reconciliation of EBITDA to net income (loss) on a GAAP basis).

David E. Bowe, President & CEO, commented, “The third quarter reflected continued progress in improving the profitability at Dougherty’s Pharmacy, our flagship store, as well as an reduction in overhead and other expenses in our Heathcare segment. However, further progress is required in improving the financial performance at Medicine Man pharmacies and Park InfusionCare. We continue to work toward further improvements in the efficiency and profitability of both the healthcare and real estate advisory service operations in the coming quarters.”

Segment highlights that contributed to the Company’s third quarter 2006 results include:

Healthcare Results:

The Company’s subsidiary, Dougherty’s Holdings, Inc. (“DHI”), which owns and operates Dougherty’s Pharmacy, Medicine Man Pharmacies and Park InfusionCare, reported an increase in revenues by $453,000 to a total of $10,012,000 during the third quarter of 2006 as compared to $9,559,000 for the third quarter of 2005. The increase in revenue at the retail pharmacies of $1,149,000, or 15.7% is offset by a decrease of $696,000 or 30.8% of revenue at Park InfusionCare. The decrease in Park InfusionCare revenue is due to a decrease in the number of patient therapies and the lingering impact on ongoing business from the Company's prior announcement in November 2005 of the plans to seek a strategic transaction or potential disposition.  EBITDA for the Healthcare segment was $333,000 for the third quarter of 2006, as compared to an EBITDA loss of $133,000 in the same quarter of 2005.

During the nine month period ended September 30, 2006, total revenues increased $696,000 to a total of $29,972,000. This represents a 2.4% increase over revenue of $29,276,000 in the nine month period ended September 30, 2005. The increase in revenue of $2,723,000, or 12.3% at the retail pharmacies, is offset by a decrease of $2,027,000, or 28.5%, at Park InfusionCare. EBITDA for the Healthcare segment was $225,000 for the nine month period ended September 30, 2006, as compared to EBITDA of $1,000 for the same period in 2005.

Real Estate Advisory Services:

The Company’s real estate advisory services businesses showed a decline in revenues and EBITDA during the third quarter of 2006 as a result of fewer advisory services transactions. Revenues decreased $493,000 from $2,464,000 during the third quarter of 2005 compared to $1,971,000 in the third quarter of 2006. During the third quarter of 2006, real estate advisory services earned EBITDA of $238,000, a decrease of 44% over the third quarter of 2005 total of $423,000.

Revenue decreased $89,000 from $8,593,000 in the nine month period ended September 30, 2005 to $8,504,000 during the nine month period ended September 30, 2006. The decrease is due to a decrease of $398,000 in commissions received for tenant representation services which is offset by an increase of $309,000 in fees received from the closing of an advisory transaction. EBITDA was $1,380,000 for the nine month period ended September 30, 2006, as compared to an EBITDA of $1,317,000 for the same period in 2005 due primarily to a gain on the early retirement of debt totaling $100,000.

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 100 • Dallas, Texas 75248 • Telephone: (972) 250-0945

Corporate & Other:

During the third quarter ended September 30, 2006, the Company recorded a $89,000 non-cash charge as required under the equity method of accounting to record the Company’s share of net losses incurred by Fairways Frisco. These non-cash charges during the nine month period ended September 30, 2006 total $373,000. The Company is not obligated to fund any operating losses incurred by Fairways Frisco.

About Ascendant Solutions

Ascendant Solutions, Inc. ("Ascendant") is a diversified financial services company seeking to invest in, or acquire, manufacturing, distribution or service companies. The Company also conducts various real estate activities, performing real estate advisory services for corporate clients, and, through an affiliate, purchase real estate assets as a principal. Ascendant specializes in solving complex transactions where creative and quick solutions can add value to an enterprise

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995

This news release includes certain forward-looking statements. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. All forward-looking statements included in this news release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements.

These risks and uncertainties include, but are not limited to, (a) the following general risks: our limited funds and risks of not obtaining additional funds, certain of our subsidiaries are highly leveraged, potential difficulties in integrating and managing our subsidiaries, our dependence upon management, our dependence upon a small staff, certain subsidiaries accounting for a significant percentage of revenue, unforeseen acquisition costs, the potential for future leveraged acquisitions, restrictions on the use of net operating loss carryforwards, and the difficulty in predicting operations; (b) the following risks to Dougherty’s Holdings, Inc.: extensive regulation of the pharmacy business, the competitive nature of the retail pharmacy industry, third party payor attempts to reduce reimbursement rates, difficulty in collecting accounts receivable, dependence upon a single pharmaceutical products supplier, price increases as a result of our potential failure to maintain sufficient pharmaceutical sales, shortages in qualified employees, and liability risks inherent in the pharmaceutical industry; (c) the following risks to CRESA Partners of Orange County, L.P.: the size of our competitors, our concentration on the southern California real estate market, the variance of financial results among quarters, the inability to retain senior management and/or attract and retain qualified employees, the regulatory and compliance requirements of the real estate brokerage industry and the risks of failing to comply with such requirements, and the potential liabilities that arise from our real estate brokerage activities; (d) the following risks to our investments in real estate: our dependence on tenants for lease revenues, the risks inherent in real estate development activities, the general economic conditions of areas in which we focus our real estate development activities, the risks of natural disasters, the illiquidity of real estate investments; and (e) the following other risks: a majority of our common stock is beneficially owned by our principal stockholders, officers and directors, relationships and transactions with related parties, our stock is not traded on NASDAQ or a national securities exchange, effect of penny stock regulations, and litigation. Please refer to the Company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. In addition to the aforementioned risk factors, our future operating results are difficult to predict. Factors that are likely to cause varying results include (a) our ability to profitably operate Dougherty’s Holdings, Inc. and CRESA Partners of Orange County, L.P. and to pay the principal and interest on approximately $4.4 million of promissory notes of which approximately $4 million is due in March 2007 and another $450,000 is due on demand and, if we are unable to pay these obligations when due, our ability to refinance such amounts at all or, if we are able to refinance such amounts, our ability to refinance such amounts on terms acceptable to us; (b) our ability to profit from our investments in other entities, including, but not limited to, Ampco Partners, Ltd., Fairways Frisco, L.P., Fairways 03 New Jersey, L.P. and CRESA Capital Markets Group, L.P.; (c) our ability to successfully operate Park InfusionCare; (d) the results of our investments in real estate; (e) fluctuations in general interest rates; (f) the availability and cost of capital to us; (g) the existence and amount of unforeseen acquisition costs; and (h) our ability to locate and successfully acquire or develop one or more business enterprises.

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 100 • Dallas, Texas 75248 • Telephone: (972) 250-0945

Use of Non-GAAP Financial Information

To supplement the Company's consolidated financial information presented in accordance with generally accepted accounting principles ("GAAP") in this press release, the Company uses the non-GAAP financial measure of EBITDA, defined as net income minus interest, taxes, depreciation and amortization.

The Company's management reviews these non-GAAP financial measures internally to evaluate the Company's performance and manage its operations. Additionally, the Company believes that such information also provides investors a better understanding of the Company's current operating results and provides comparable measures to help investors understand the Company's future operating results. The non-GAAP measures included in this press release have been reconciled to the comparable GAAP measures, within the attached table, as required under SEC rules regarding the use of non-GAAP financial measures. The Company urges investors to carefully review the GAAP financial information included as part of the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 100 • Dallas, Texas 75248 • Telephone: (972) 250-0945

	($ in thousands)
	Three Months Ended September 30,
	Healthcare		Real Estate Services		Corporate and Other		Consolidated
	2006	2005	2006	2005	2006	2005	2006	2005

Revenue	$10,012	$9,559	$1,971	$2,464	$-	$-	$11,983	$12,023
Cost of sales	6,929	6,468	1,130	1,423	-	-	8,059	7,891
Gross profit	3,083	3,091	841	1,041	-	-	3,924	4,132
Other income	121	-	-	-	19	20	140	20
Equity in losses of equity method investees	-	-	-	-	(84)	(75)	(84)	(75)
Discontinued operations	-	(230)	-	-	-	-	-	(230)
Net income (loss)	$151	$(531)	$47	$195	$(385)	$(346)	$(187)	$(682)
Plus:
Interest Expense (Income)	83	82	100	116	16	-	199	198
Taxes	-	-	13	30	-	17	13	47
Depreciation &
Amortization	99	86	78	82	6	6	183	174
Discontinued operations	-	230	-	-	-	-	-	230
EBITDA from continuing operations	$333	$(133)	$238	$423	$(363)	$(323)	$208	$(33)

	Nine Months Ended September 30,
	Healthcare		Real Estate Services		Corporate and Other		Consolidated
	2006	2005	2006	2005	2006	2005	2006	2005

Revenue	$29,972	$29,276	$8,504	$8,593	$-	$-	$38,476	$37,869
Cost of sales	21,061	19,795	5,071	5,254	-	-	26,132	25,049
Gross profit	8,911	9,481	3,433	3,339	-	-	12,344	12,820
Other income	212	4	100	(1)	32	55	344	58
Equity in losses of equity method investees	-	-	-	-	(300)	(211)	(300)	(211)
Discontinued operations	230	(230)	-	-	-	-	230	(230)
Net income (loss)	$(90)	$(737)	$758	$656	$(1,178)	$(1,039)	$(510)	$(1,120)
Plus:
Interest Expense (Income)	252	250	313	326	14	(12)	579	564
Taxes	-	-	86	108	12	17	98	125
Depreciation &
Amortization	293	258	223	227	18	11	534	496
Discontinued operations	(230)	230	-	-	-	-	(230)	230
EBITDA from continuing operations	$225	$1	$1,380	$1,317	$(1,134)	$(1,023)	$471	$295

	September 30, 2006 and December 31, 2005
	Healthcare		Real Estate Services		Corporate and Other		Consolidated
	2006	2005	2006	2005	2006	2005	2006	2005

Total assets	$ 8,543	$ 8,631	$ 10,279	$ 11,341	$ 1,053	$ 2,026	$ 19,875	$ 21,998

	September 30	December 31
Selected Balance Sheet Data	2006	2005
($ in thousands)

Assets:
Cash and cash equivalents	$2,278	$3,221
Trade accounts receivable, net	4,351	5,108
Inventories	2,837	2,826
Working capital (deficit)*	(1,548)	4,506
Equity method investments	663	1,086
Goodwill	7,299	7,299
Total assets	$19,875	$21,998

Liabilities & Stockholders Equity:
Accounts payable & accrued liabilities	$5,849	$6,308
Notes payable (including current maturities)	10,410	11,923
Stockholders' equity	$2,694	$3,073

* Includes $6,074 and $1,049 for current maturities of notes payable at September 30, 2006 and December 31, 2005, respectively.